Exhibit 99.1

Armstrong World Industries Announces Quarterly Dividend

LANCASTER, Pa., April 19, 2023 (GLOBE NEWSWIRE) -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, today announced that its Board of Directors has declared a cash dividend of $0.254 per share of common stock. The dividend will be paid on May 18, 2023, to shareholders on record as of the close of business on May 4, 2023.

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contacts
Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354